Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE ANNOUNCES REVENUE GROWTH

OF 15.2% FOR THE FOURTH QUARTER OF 2018

QUARTERLY CASH DIVIDEND TO INCREASE 30.8% TO $0.17 PER SHARE

THOMASVILLE, N.C. - (February 7, 2019) - Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month and twelve-month periods ended December 31, 2018, which include the following:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In thousands, except per share amounts)	2018	2017	% Chg.	2018	2017	% Chg.
Total revenue	$1,026,944	$891,117	15.2%	$4,043,695	$3,358,112	20.4%
LTL services revenue	$1,011,259	$877,192	15.3%	$3,982,658	$3,303,611	20.6%
Other services revenue	$15,685	$13,925	12.6%	$61,037	$54,501	12.0%
Operating income	$218,845	$143,457	52.6%	$817,051	$575,886	41.9%
Operating ratio	78.7%	83.9%		79.8%	82.9%
Net income	$159,459	$197,250	(19.2)%	$605,668	$463,774	30.6%
Diluted earnings per share	$1.95	$2.39	(18.4)%	$7.38	$5.63	31.1%
Diluted weighted average shares outstanding	81,587	82,376	(1.0)%	82,020	82,407	(0.5)%

“Old Dominion delivered strong financial results for the fourth quarter of 2018, allowing us to complete the year with new Company records for annual revenue and profitability,” remarked Greg C. Gantt, President and Chief Executive Officer of Old Dominion Freight Line, Inc.  “We exceeded $1.0 billion of revenue while maintaining an operating ratio below 80.0% for the third straight quarter and were pleased to exceed $4.0 billion of annual revenue for the first time in our Company’s history.  The consistent growth in our revenue throughout the fourth quarter reflected the strength of the domestic economy and our ongoing ability to win market share.  We continue to win market share by providing shippers with superior service at a fair price, which included 99% on-time deliveries and a cargo claims ratio of 0.3% in the fourth quarter.

“The revenue growth for the fourth quarter was primarily due to a 12.9% increase in LTL revenue per hundredweight and a 2.9% increase in LTL tonnage. The increase in our LTL tonnage included a 6.5% increase in LTL shipments that was partially offset by a 3.3% decrease in LTL weight per shipment.  This decrease in LTL weight per shipment, which we expected, is consistent with the trend that we identified and explained earlier in 2018.  Our LTL revenue per hundredweight benefitted from the decrease in weight per shipment as well as the 1.0% increase in average length of haul, as the changes to each of these metrics generally result in an increased yield.  The improvement in our revenue per hundredweight also

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ODFL Reports Fourth-Quarter Financial Results

February 7, 2019

reflects our continued focus on individual account profitability, which requires a consistent and long-term improvement in yield to offset our cost inflation while also supporting the continued investment in our business.

“Our operations were very efficient in the fourth quarter of 2018, with an operating ratio that improved 520 basis points to 78.7% from 83.9% in the fourth quarter of 2017.  This improvement was primarily the result of quality revenue growth, which allowed us to leverage certain costs, as well as a decrease in our direct operating costs as a percent of revenue.  In addition, our fringe benefit costs as a percent of salaries and wages improved to 30.7% as compared to 32.6% in the fourth quarter of 2017.  The combination of revenue growth and the improvement in our operating ratio drove a 51.1% increase in income before taxes to $217.4 million.  Quarterly earnings per diluted share, however, decreased 18.4% to $1.95, due primarily to the $104.9 million net tax benefit included in the fourth quarter of 2017 as a result of the Tax Cuts and Jobs Act.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $224.7 million for the fourth quarter of 2018 and $900.1 million for the year.  The Company had $190.3 million in cash and cash equivalents at December 31, 2018, and its ratio of debt-to-total capitalization was 1.7% compared with 4.0% at December 31, 2017.

Capital expenditures were $118.4 million for the fourth quarter of 2018 and $588.3 million for the year. The Company expects its capital expenditures for 2019 to total approximately $490 million, including planned expenditures of $220 million for real estate and service center expansion projects; $175 million for tractors and trailers; and $95 million for information technology and other assets.

Old Dominion returned $97.2 million of capital to its shareholders in the fourth quarter of 2018 and $205.8 million for the year. The 2018 total includes $42.6 million in cash dividends and $163.2 million of share repurchases.

Increase to Quarterly Cash Dividend

The Company’s Board of Directors has declared a first-quarter dividend of $0.17 per share, which is a 30.8% increase to the quarterly cash dividend paid in the first quarter of 2018. The dividend is payable on March 20, 2019, to shareholders of record at the close of business on March 6, 2019.

Summary

Mr. Gantt concluded, “Our strong operating performance for the fourth quarter and throughout 2018 reflects the consistent execution of our long-term strategy and relentless focus on delivering value to our customers and shareholders.  As we begin 2019, we remain committed to our proven business model that has produced long-term profitable growth throughout many economic cycles.  This includes not only providing shippers with superior service at a fair price, but also consistently investing in our OD Family of employees and service center capacity to sustain the momentum in our business.  With a favorable economic outlook and ongoing demand for our services, we believe Old Dominion is well-positioned to produce profitable growth and increase shareholder value in 2019.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through March 7, 2019. A telephonic replay will also be available through February 15, 2019, at (719) 457-0820, Confirmation Number 6987290.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate

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ODFL Reports Fourth-Quarter Financial Results

February 7, 2019

any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (7) the impact of changes in tax laws, rates, guidance and interpretations, including those related to certain provisions of the Tax Cuts and Jobs Act; (8) increases in driver and maintenance technician compensation or difficulties attracting and retaining qualified drivers and maintenance technicians to meet freight demand; (9) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (10) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (11) the availability and cost of capital for our significant ongoing cash requirements; (12) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (13) decreases in demand for, and the value of, used equipment; (14) the availability and cost of diesel fuel; (15) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (16) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (17) the costs and potential liabilities related to governmental proceedings, inquiries, notices or investigations; (18) the costs and potential liabilities related to our international business relationships; (19) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration (the “FMCSA”) and other regulatory agencies; (20) the costs and potential adverse impact of compliance associated with FMCSA’s electronic logging device (“ELD”) regulations and guidance, including the integration of related hardware and software and the interoperability between legacy electronic automatic on-board recording devices and ELDs; (21) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (22) our dependence on key employees; (23) the concentration of our stock ownership with the Congdon family; (24) the costs and potential adverse impact associated with future changes in accounting standards or practices; (25) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (26) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (27) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (28) damage to our reputation through unfavorable publicity; (29) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (30) dilution to existing shareholders caused by any issuance of additional equity; (31) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (32) fluctuations in the market value of our common stock; (33) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (34) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services through a single integrated organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. Through strategic alliances, the Company also provides LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports Fourth-Quarter Financial Results

February 7, 2019

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Fourth Quarter				Year to Date
(In thousands, except per share amounts)	2018		2017		2018		2017
Revenue	$1,026,944	100.0%	$891,117	100.0%	$4,043,695	100.0%	$3,358,112	100.0%

Operating expenses:
Salaries, wages & benefits	515,529	50.2%	482,233	54.1%	2,075,602	51.3%	1,802,440	53.7%
Operating supplies & expenses	126,026	12.3%	106,688	12.0%	491,030	12.1%	381,798	11.4%
General supplies & expenses	28,104	2.7%	27,793	3.1%	119,180	2.9%	107,733	3.2%
Operating taxes & licenses	29,305	2.9%	26,248	2.9%	112,210	2.8%	99,778	3.0%
Insurance & claims	9,608	1.0%	12,914	1.4%	44,118	1.1%	41,718	1.2%
Communications & utilities	8,370	0.8%	6,809	0.8%	31,070	0.8%	27,754	0.8%
Depreciation & amortization	62,555	6.1%	53,093	6.0%	230,357	5.7%	205,763	6.2%
Purchased transportation	22,860	2.2%	23,151	2.6%	96,017	2.4%	84,747	2.5%
Building and office equipment rents	1,391	0.1%	1,870	0.2%	6,446	0.2%	7,984	0.2%
Miscellaneous expenses, net	4,351	0.4%	6,861	0.8%	20,614	0.5%	22,511	0.7%

Total operating expenses	808,099	78.7%	747,660	83.9%	3,226,644	79.8%	2,782,226	82.9%

Operating income	218,845	21.3%	143,457	16.1%	817,051	20.2%	575,886	17.1%

Non-operating expense (income):
Interest expense	138	0.0%	362	0.0%	189	0.0%	2,154	0.1%
Interest income	(1,211)	(0.1)%	(408)	(0.0)%	(3,113)	(0.1)%	(740)	(0.0)%
Other expense (income), net	2,567	0.2%	(361)	(0.0)%	4,462	0.1%	(1,360)	(0.1)%

Income before income taxes	217,351	21.2%	143,864	16.1%	815,513	20.2%	575,832	17.1%

Provision for income taxes	57,892	5.7%	(53,386)	(6.0)%	209,845	5.2%	112,058	3.3%

Net income	$159,459	15.5%	$197,250	22.1%	$605,668	15.0%	$463,774	13.8%

Earnings per share:
Basic	$1.96		$2.40		$7.39		$5.63
Diluted	1.95		2.39		7.38		5.63

Weighted average outstanding shares:
Basic	81,496		82,282		81,924		82,308
Diluted	81,587		82,376		82,020		82,407

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ODFL Reports Fourth-Quarter Financial Results

February 7, 2019

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Fourth Quarter			Year to Date
	2018	2017	% Chg.	2018	2017	% Chg.
Work days	62	62	-%	253	253	-%
Operating ratio	78.7%	83.9%		79.8%	82.9%
LTL intercity miles (1)	166,180	158,119	5.1%	674,506	605,204	11.5%
LTL tons (1)	2,275	2,211	2.9%	9,379	8,519	10.1%
LTL shipments (1)	2,870	2,696	6.5%	11,748	10,736	9.4%
LTL revenue per intercity mile	$6.09	$5.51	10.5%	$5.91	$5.46	8.2%
LTL revenue per hundredweight	$22.24	$19.70	12.9%	$21.25	$19.39	9.6%
LTL revenue per hundredweight, excluding fuel surcharges	$19.16	$17.30	10.8%	$18.38	$17.20	6.9%
LTL revenue per shipment	$352.65	$322.97	9.2%	$339.35	$307.66	10.3%
LTL revenue per shipment, excluding fuel surcharges	$303.80	$283.60	7.1%	$293.42	$272.97	7.5%
LTL weight per shipment (lbs.)	1,586	1,640	(3.3)%	1,597	1,587	0.6%
Average length of haul (miles)	923	914	1.0%	918	917	0.1%
Average full-time employees	21,381	19,000	12.5%	20,671	18,103	14.2%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	December 31,	December 31,
(In thousands)	2018	2017
Cash and cash equivalents	$190,282	$127,462
Other current assets	515,947	457,191
Total current assets	706,229	584,653
Net property and equipment	2,754,943	2,404,459
Other assets	84,111	79,312
Total assets	$3,545,283	$3,068,424

Current maturities of long-term debt	$-	$50,000
Other current liabilities	356,732	301,049
Total current liabilities	356,732	351,049
Long-term debt	45,000	45,000
Other non-current liabilities	463,068	395,521
Total liabilities	864,800	791,570
Equity	2,680,483	2,276,854
Total liabilities & equity	$3,545,283	$3,068,424

Note: The financial and operating statistics in this press release are unaudited.

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